Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of 8x8, Inc., pertaining to the 8x8, Inc. 2022 Equity Incentive Plan and the 8x8, Inc. Amended and Restated 1996 Employee Stock Purchase Plan, of our report dated May 27, 2022, relating to the consolidated financial statements and schedule of 8x8, Inc., and the effectiveness of internal control over financial reporting of 8x8, Inc. as of March 31, 2022, appearing in the Annual Report on Form 10-K of 8x8, Inc. for the year ended March 31, 2022, filed with the Securities and Exchange Commission.
Campbell, California July 15, 2022